SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):  July 27, 2001

LACLEDE STEEL COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3855 (Commission File Number)	43-0368310 (I.R.S. Employer Identification Number)

440 North Fourth Street, 3rd Floor St. Louis, Missouri (Address of Principal Executive Offices)	63102 (Zip Code)

Registrant's telephone number, including area code:

314-425-1400

Item 3.    Bankruptcy or Receivership.

        On July 27, 2001, Laclede Steel Company (the “Registrant”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. The filing does not affect the operations of the Registrant’s wholly owned subsidiary, Laclede Chain Manufacturing Company, which did not seek bankruptcy protection and which continues to conduct business as usual. The Registrant previously retained Gordian Group of New York City to conduct a sale of Laclede Chain.

        The Registrant has been unable to generate the operating results necessary to comply with the covenants in its lending agreement. On July 19, 2001, its lending group gave notice to the Registrant of an event of default under the applicable loan documents. After that time, the lenders were unwilling to continue funding operations except on a limited basis. Officers of the Registrant met with representatives of the lenders during the weeks of July 16 and 23 in an attempt to secure continued funding. Based upon the results of these meetings and earlier discussions with trade creditors and the United Steelworkers of America, the Board of Directors of the Registrant determined that the best way to protect the assets of the Registrant was to file for bankruptcy protection under Chapter 11, while the Registrant pursues sales of certain of its operations as ongoing businesses and an orderly liquidation of the remainder. It believes that this plan will maximize enterprise value. The Registrant has reached agreement with its lending group to fund the structured sale and closing of its facilities. In particular, the lending group also has agreed to fund the operations of Laclede Chain during the sale process for that company.

        The Registrant does not anticipate that any proceeds from the disposition of its assets will be distributed to its stockholders. To the knowledge of the Registrant, there has been no trading of its Class A common stock, which is the only publicly held class of securities, since the Registrant emerged from its prior bankruptcy on December 29, 2000. The Registrant’s press release dated July 27, 2001 is attached hereto as an exhibit and is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits.

    (c)     Exhibits

      Exhibit No.

        (Referenced to Item 601(b) of Regulation S-K)

      Exhibit 20 - Press release of the Registrant dated July 27, 2001

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LACLEDE STEEL COMPANY (Registrant)
Date: July 30, 2001	By:	/s/ Michael H. Lane
Michael H. Lane Executive Vice President and Chief Financial Officer